Exhibit 99.1
Conference Call Transcript
VLCY.PK — Q1 2009 Voyager Learning Company Earnings Conference Call
Event Date/Time: May. 21. 2009 / 4:00PM ET
CORPORATE PARTICIPANTS
Shannan Overbeck
Voyager Learning Company — IR
Ron Klausner
Voyager Expanded Learning — President
Brad Almond
Voyager Learning Company — CFO
CONFERENCE CALL PARTICIPANTS
Chris Paryse
Fox-Hill Capital — Analyst
Randy Baron
SM Investors — Analyst
Neil Weiner
Analyst
PRESENTATION
Operator
Good afternoon, everyone, and welcome to the Voyager Learning Company first quarter earnings conference call. I will now turn the conference call over to Ms. Shannan Overbeck.
Shannan Overbeck — Voyager Learning Company — VP — IR
Thank you, operator. My name is Shannan Overbeck and I’m Voyager Learning Company’s head of investor relations. Before turning the call over to Ron Klausner, President, and Brad Almond, Chief Financial Officer of Voyager Expanded Learning, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward looking in nature. There are risks associated with these statements that could cause Voyager Learning Company’s performance to differ materially from those statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed by the Company with the SEC.
Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in the attachments to the script from this call, which will be filed on Form 8-K with the SEC and posted to the Company’s website. Following today’s prepared statements we will take questions. A script and Webcast of today’s call will be available on the Company’s corporate website voyagercompany.com.

Let me now turn the call over to Ron.
Ron Klausner — Voyager Expanded Learning — President
Thanks, Shannan. Today I will be discussing the following topics: first quarter business volume, secondly, the marketplace and finally, evidence of effectiveness. Our business volume as measured as product shipments and the purchase of our online subscriptions was down approximately 13% for the first quarter 2009 compared to the first quarter 2008. This was essentially in line with what we expected based on the continuing economic challenges faced by most states that we’ve discussed in prior calls. The decline was almost exclusively in California where we experienced a decline of approximately $2 million in the first quarter compared with the same quarter 2008 because of the well-publicized economic problems California is experiencing. While we’re optimistic that stimulus spending is going to have a positive impact as the year plays out it remains unclear what that impact will be on education spending in places like California due to their continuing severe budget deficits and the fact that the amount of stimulus funding, while significant, is not sufficient to replace the massive revenue declines and budget reductions.
Outside of California there was not a similar volatility in any one state, as we retained or replaced much of the first quarter sales from last year. The trend for our math intervention product in the first quarter was quite positive, with a nearly 100% increase in Q109 sales compared to Q108. We continue to be optimistic. The recent release of our improved version of Vmath played a primary role in this increase. Our digital learning technology products, represented by Learning A-Z, ExploreLearning and stand-alone sales of Ticket to Read and VmathLive also did well in the first quarter, growing approximately 13% versus the same period in the previous year, with usage rates of these products continuing to increase significantly. The number of children using Ticket to Read and VmathLive has grown to over a quarter of million weekly, with approximately 25% of usage occurring during after-school hours and on weekends.
As a key growth area, I would like to give a brief update on Learning A-Z and ExploreLearning products. As most of you know, Learning A-Z is a family of six subscription websites, with a mission of delivering affordable, research-based, Internet-delivered resources that provide differentiated instruction used by classroom teachers. Learning A-Z has over 200,000 distinct, active paid subscribers, with each subscriber representing a classroom of children. Our focus has been on improving content and engagement. On just our Raz-Kids site alone we have over 400,000 students enrolled, and more than 125,000 go online and read passages weekly. Through the first four months of 2009 students have read more than 6.7 million books through this online capability.
The ExploreLearning products provide state-of-the-art online simulations in math and science. More than 700,000 students per year now use this capability, which is designed to stimulate inquiry and understanding in math and science. We added math and science simulations for grades 3-5 to ExploreLearning products last year so that this Web-based supplemental instructional solution now serves teachers and students in grades 3-12. This year we are refining our online simulation to math and science by enhancing lesson plans available to teachers, allowing them to more easily integrate our manipulatives into their daily classroom instructional activities. Similar to VmathLive and Ticket to Read more than 22% of usage occurs after school. ExploreLearning was just awarded the Best K-12 Online Instructional Solution by the Software Industry and Information Association. We are not at a tipping point yet, but word of mouth and advocacy continues to grow as indicated by a significant purchase made by the province of Ontario in 2008 on the heels of a 2007 purchase by the province of Alberta.
Lastly, with regard to the business volume, we did not meaningfully benefit financially in the first quarter from the American Recovery and Reinvestment Act, or also known as ARRA, or stimulus. However, we are now beginning to see more activity initiated by, or resulting from the release of stimulus package funds in the second quarter. But most of that activity is still in the form of requests for proposals and higher level of interest by customers. This leads to my second of three topics, marketplace developments.
Stimulus funding is starting to provide critically needed fiscal resources to public schools, and many superintendents are exhibiting a more positive outlook, mitigating reductions-in-force and providing resources, which could be spent on instructional inventions. Nevertheless, in some of our key states — Arizona, Florida, California, and Nevada, for example — it remains unclear just exactly how much of an effect the federal stimulus funds will have in mitigating mass state budget shortfalls. As indicated in our previous call, we expect the preponderance of stimulation money will be spent on saving jobs and infrastructure. In my judgment, technology, professional development and instructional programs will take second priority in stimulus spending when it comes to saving jobs and building infrastructure. Approximately half of the stimulus money has now been released by the federal government, but in many cases that money is not yet being spent because states are still struggling to develop and promulgate clear guidelines on how these new resources should be spent.

We believe we are in a very good position to help local districts who are the recipients of Title I and IDEA funds from the stimulus package to meet the framing guidelines recently issued by the Department of Education for addressing critical conditions, including school reform, building teacher capacity, building continuous improvement and improving academic outcomes and results. We’ve had numerous conversations with customers regarding use of the stimulus funds and have recently realized success in Houston. We are also very close to new deals with two other large, urban, school districts made possible by stimulus funding. We have targeted and developed strategic plans for 50 to 60 accounts, and while it’s still premature to assess the impact of the stimulus funding on our business, we historically do well when there is new money available to districts and schools.
In the 2010 proposed budget by President Obama, the funding for school improvement grants has been increased from $545 million to $1 billion. This is in addition to the $3 billion in stimulus funding targeted at middle and high schools. What has, in part, precipitated this new level of funding is that there’s been a large number of studies concerning adolescent literacy. One of these studies was released by ACT. The central importance of the middle school experience in predicting high school success is emphasized by ACT, which noted that “the level of academic achievement that students attain by eighth grade has a larger impact on their college and career readiness by the time they graduate from high school than anything that happens academically in high school.”
We agree with the conclusion that it’s critical to ensure that each and every student have solid reading and mathematic skills before grade nine if they are to graduate from high school and be college ready. Historically, struggling adolescents have received scant federal attention and have been described as the “forgotten middle” by ACT. We believe we have products, including Journeys and Vmath that are well positioned to address this new president-led focus on preparing middle schools for high school and high school graduation.
President Obama has challenged educators to develop an education system, which can increase college readiness in the next decade by providing more rigorous instruction and robust assessment to all of America’s students. According to ACT fewer than two in ten eighth graders are prepared for college level work by the time they graduate from high school. In order to comply with NCLB mandates and the recent unprecedented increases in federal education funding through ARRA, middle schools must acknowledge their critical role in preparing America’s students for subsequent success in high school and college and use this new funding to implement critically needed reforms. This new and needed programmatic and well-funded attention to middle school reform should bode well for our adolescent literacy and math capabilities.
Our adolescent reading intervention, “Journeys”, focuses on student engagement and motivation, which are critical to improving their academic trajectories. In addition to the affective domain, Journeys focuses on cognitive skill acquisition, such as vocabulary and comprehension. Combined with our evidence of effectiveness, we believe we are positioned to expand our market share. We believe we have reached a point based on early adopters of Journeys, where many educator leaders at the district and school level are aware of our capabilities and our evidence of effectiveness in improving adolescent literacy. That leads me to my third of three topics, Evidence of Effectiveness.
Our best opportunities to capitalize on stimulus funding are where we already had success; that is districts where increased academic success is attributed in part to our presence. Two examples where this is the case are in Buffalo and El Paso. Buffalo has made consistent progress over the past four years on the English Language Arts Exam. This year students in every grade have achieved the highest average score and more students have met the standards than compared to any year in the previous three years according to a report issued by New York State. While average scores across the state have moderately improved, the scores in Buffalo have increased significantly, with Buffalo having the best gains over the past four years of the five biggest cities in the state according to the report. The district leadership in Buffalo enthusiastically credits its partnerships with Voyager as an important ingredient to their success.
In El Paso, students in grades 3-8 realized significant math gains versus the state average from 2005-2006 (when we began) to the 2007-2008 school year on the state-wide high-stakes test. Grade level gains made by El Paso students range from three percentage points to 15 percentage points higher than the average state gains resulting in closing the gap significantly. As with Buffalo, Voyager gets significant credit by the school district for those gains. We have no illusions that the heavy lifting is performed by educators, but in these districts we’ve contributed to significant increases in academic achievement and the education leaders in these districts publicly acknowledge our contributions to their success.
The receipt of stimulus money should enable the superintendents in these districts, and similar ones across the country, to expand our presence to address the academic needs of more struggling students, and purchase existing and/or new products based on the added credibility we have garnered from these attributions. Another example of leveraging our evidence of effectiveness and our successful implementation model is our expansion into Chicago with summer school. Given the relative size of the Chicago school district, and poor student achievement results to date, Chicago is one of our most promising prospects in a place where we believe we can help make a material difference in student results. We are in the midst of our busy selling period and the team is clear on expectations and executing our strategy.

With that I will turn it over to Brad.
Brad Almond — Voyager Learning Company — CFO
Thanks, Ron. I will cover four areas in describing our first quarter financial results. First, I will explain the rise in reported revenue in light of Ron’s comment that the business volume was down in the first quarter compared to last year. Secondly, I will shed some light on the gross profit comparison year-on-year. Third, I will highlight the significant reduction in costs. Finally, I will focus on the change in the cash balance for the quarter.
I’d like to remind everyone that we are a seasonal business, with the first and fourth quarters combined historically being about equal to the business of Q2 and Q3 individually. As Ron mentioned, we experienced a decline of business volume in Q1 2009 versus Q1 2008. However, our revenue rose from $16 million in 2008 to $19 million in 2009, a 20% improvement. $12 million of the $19 million in recognized revenue in Q1 2009 was revenue that had been deferred in prior quarters, and was included in the year-end deferred revenue balance. During Q1 we saw the deferred revenue balance decline by $5 million, which is the net result of the $12 million being recognized into Q1 revenue net $7 million in new Q1 additions to deferred revenue.
As we have communicated on previous conference calls, in 2008 we experienced the opposite effect caused by period-over-period increases in our deferred revenue balance, as a result of increased technology and subscription-based products sold either as standalone offerings or embedded with our print products. This was quite pronounced in 2008, as the Company added significant new technology elements versus prior years; however, that trend has normalized in 2009. In the first quarter of 2009 we saw the flip side of this- as business volume declined, the revenue increased as revenue was recognized from Q1 from the 2008 ending deferred revenue. The Company’s gross profit improved from $9 million in Q1 2008 to just under $13 million in Q1 2009.
It’s relevant to examine the gross profit percentage. In Q1 2008 it was 58% compared with 67% in Q1 2009. Our cost of goods sold is primarily from the cost of printed materials, implementation and customer service, royalties, and certain adoption costs. The main cause for the increase in gross profit was the shift in revenue mix as opposed to a significant decline in cost of goods sold. Recalling that a significant portion of deferred revenue comes from online subscriptions, which carry almost no variable cost to goods sold, the revenue mix that I am referring to is the mix of revenue recognized from deferred revenue, which is dominated by online subscription products versus revenue recognized immediately from print products, which carry a much higher cost of goods sold.
As a result of specific actions taken in 2008 to reduce costs and the wrap-up of financial restatement activities, we experienced a significant reduction in costs in Q1 2009, compared to Q1 2008. We reduced our spending by $4 million for these comparable periods when we combined spending in research and development, sales and marketing, and general administration. These combined costs went from $18 million incurred in Q1 2008 to $14 million in Q1 2009. The decline is primarily from the lower legacy corporate activity, such as the restatement, a reduction in the costs of participating in the Florida adoption, which was not replaced with a similar investment in a new adoption, and savings from other discretionary items, as well as a reduction in the overall employee count.
Additionally, aside from these line items, year-over-year comparisons benefit from the one-time lease termination costs in Q1 2008 for $12 million, which was not replicated in Q1 2009. Therefore, the cost side of the business was off to a good start in 2009, as a result of the cost reduction efforts initiated in late 2008, as well as from finally emerging from the very expensive process of restating financials. We intend to stay vigilant in regards to keeping our cost structure lower in 2008 as we await better visibility regarding the impact of the stimulus on our business outlook.
Loss before interest, other income or expense and before income taxes was a loss of just about $7 million in Q1 2009 compared to a loss of $26 million in Q1 2008. Excluding depreciation and amortization of $5 million in Q1 2008 and in 2009, we have comparable year-on-year EBITDA losses of $2 million in Q1 2009 compared to a $20 million loss in Q1 2008. Even if the lease termination effect is removed from 2008, the year-on-year improvement is still $6 million.
Finally, I would like to elaborate on the change in the cash balance in the first quarter 2009, as well as the status of some legacy liabilities and tax receivable assets. Cash and cash equivalents declined by $17 million during the first quarter, with $2 million in capital expenditures and $15 million from operations. There were several items included in cash from operations, that were one time or generally nonrecurring items. We used $8 million to fund the discounted lump sum benefit payout offer under some of our legacy pension plans and our non-qualified executive replacement benefit plan, which we have discussed on previous calls, and we used $4 million to fund the previously-disclosed class action settlement. However, we brought in $4 million in tax refunds. Aside from these nonrecurring items, the cash usage from normal operations was high due to the seasonality of the business.

In addition to the $51 million in cash and cash equivalents on the balance sheet as of March 31, 2009 we have $13 million in available-for-sale securities, which are primarily U.S. T-bills with a maturity greater than 90 days. Combined this gives us $64 million in cash and investments. We expect $15 million in additional tax refunds, with approximately $10 million of that coming in 2009. After the lump sum payouts, along with the normal ongoing distributions to remaining participants so far in 2009, we have a remaining liability for all legacy benefit plans of approximately $13 million.
We believe that the uncertainty in the market situation makes projecting full-year results extremely difficult so we continue not to provide full-year guidance. We will reconsider this when the picture regarding the impact of the stimulus becomes clear. Overall we are pleased to see revenue recognition increases combined with the spending reduction to provide the improvement in earnings year-on-year. We are now realizing the benefit of cost reductions implemented in late 2008 and with our cost structure now more in line with market conditions, we are in a better position to achieve one of our key business objectives, which is to improve 2009 earnings when compared with 2008.
Lastly, we are continuing to pursue possible strategic alternatives as previously reported to you. We have not scheduled a meeting of shareholders or begun earnest efforts to list on an exchange as we await the strategic alternative process to be completed. We can make no other comments regarding these topics with regards to possible uses of the Company’s cash at this time.
That completes my remarks, and I’d like to turn the call over to the operator for questions.

QUESTION AND ANSWER
Operator
(Operator Instructions).
Brad Almond — Voyager Learning Company — CFO
Operator, do you have a question?
Operator
Your first question comes from Chris Paryse with Fox-Hill Capital.
Chris Paryse — Fox-Hill Capital — Analyst
Hi, guys.
Ron Klausner — Voyager Expanded Learning — President
Hey, Chris.
Chris Paryse — Fox-Hill Capital — Analyst
Wanted to ask a quick question about your sales number first. I’m looking at what the change in deferred revenue was between this quarter — or Q1 2009 and Q1 2008. If I adjust your sales numbers for what you recognized in deferred revenue, it still looks like you had an increase and what I call cash sales year-over-year. I just wanted to see, one, if that is the case, how was that accomplished with such a fall in volume? Was it just a mix issue?
Brad Almond — Voyager Learning Company — CFO
Now, let me make sure I understand the period you’re looking at, you’re looking at our deferred revenue balance at the end of December?
Chris Paryse — Fox-Hill Capital — Analyst
No, at the end, basically year-over-year. So you recognized about — I think you had $18.7 million of revenue in Q1 and your change in deferred revenue was $5.33 million?
Brad Almond — Voyager Learning Company — CFO
Correct.

Chris Paryse — Fox-Hill Capital — Analyst
So I get a cash sales number of $13.3 million, I basically just subtract one from the other. Then if I go to Q1 2008 I get — you had $15.6 million of sales roughly and I subtract about $2.72 million of a fall in deferred revenue I get about $12.9 million. So it looks like — if those are cash sales numbers it looks like you had a slight increase in cash sales;
Brad Almond — Voyager Learning Company — CFO
I’m probably not going to reconcile it for you on the call but there’s something amiss there. It probably has to do with the requirements in deferred revenue on a GAAP basis being slightly different from how we measure business volume.
Chris Paryse — Fox-Hill Capital — Analyst
Okay.
Brad Almond — Voyager Learning Company — CFO
I think Ron’s statement is more true to the fact that what we see in the business, which a decline of 13% more so than the parity you’re getting by simply looking at the change in deferred revenue compared revenue change.
Chris Paryse — Fox-Hill Capital — Analyst
Okay.
Brad Almond — Voyager Learning Company — CFO
On the fly like that or trying to do that on the call I’d never get that right.
Chris Paryse — Fox-Hill Capital — Analyst
Okay. So we can follow-up off line, I guess?
Brad Almond — Voyager Learning Company — CFO
Sure.
Chris Paryse — Fox-Hill Capital — Analyst
Okay. And the other financial question I have is just regarding G&A costs. Was there anything one time in 2009 related to the restatements or anything like that?
Brad Almond — Voyager Learning Company — CFO
There were some one-time costs in the Q1 2009 number related to various things, including possibly — not restatement at this time, but the tax filing, for example, any work we may be doing on strategic alternatives process, et cetera, but at this time I’m not at liberty to quantify those amounts for you. But there are some in there.

Chris Paryse — Fox-Hill Capital — Analyst
Okay.
Operator
(Operator instructions) Next question comes from Randy Baron with SM Investors.
Randy Baron — SM Investors — Analyst
Hi, guys. Brad, I was taking notes and I just didn’t get caught up to the thing you said about the strategic process at the end. Could you just repeat that for me?
Brad Almond — Voyager Learning Company — CFO
Sure. If you don’t mind I’m just going to repeat it verbatim if that’s okay.
Randy Baron — SM Investors — Analyst
Sure.
Brad Almond — Voyager Learning Company — CFO
I read lastly, we are going to pursue possible strategic alternatives as previously reported to you. We have not scheduled a meeting of our shareholders or begun earnest efforts to list on an exchange, as we await the strategic alternative process to be completed. We can make no other comments regarding these topics or with regards to the possible uses of the company’s cash balances at this time.
Randy Baron — SM Investors — Analyst
So it’s — as it was previously reported does that infer that it’s still Allen & Co. or have you guys hired another banker.
Brad Almond — Voyager Learning Company — CFO
Allen & Co. are still our bankers of record, so to speak.
Randy Baron — SM Investors — Analyst
What’s the cash level going to be at year end? Do you have an idea?

Brad Almond — Voyager Learning Company — CFO
Yes. We do. Unfortunately, I have to refer back to my statement that we’re not giving guidance because of how uncertain things are with the stimulus. I think you can, as possibly an indicator, you could look at last year’s cash balance prior to us cutting costs. We were at a cash flow from operations of roughly $9 million to $11 million, that was taking out all the extraneous stuff. So you draw some of your own conclusions with regard, one, to the $5 million of net post reductions that we’ve made and previously reported. And then obviously the key there is what your assumptions were regarding sales volume. But those are some starting points and some touch points for you to make projections as well.
Randy Baron — SM Investors — Analyst
That $9 million to $11 million, was that for the remainder of the year or was that a full year?
Brad Almond — Voyager Learning Company — CFO
That was a full year. Now that did include the $4 million of the costs of running a public company. So we had roughly $14 million to $15 million before that, you take the $4 million into effect to give you a normalized operational business and it was roughly, let’s say, $9 million to $11 million of free cash flow prior to cutting costs.
Randy Baron — SM Investors — Analyst
Okay. Then, Ron, just one question for you. Brad had mentioned the stimulus. You had talked about you’re close to two more school districts with some potential success there and you kind of glossed over Houston. You said there was some success there. What was the story in Houston and what was the success?
Ron Klausner — Voyager Expanded Learning — President
In Houston, Texas we sold a very large deal in this quarter, in Q2. And so as districts look to — so to speak — get oxygen from stimulus we’re starting to see that they’re taking on this notion of reform seriously and we expect that on two other large districts we will close deals very shortly, which in my judgment, will be in part, if not totally, due to stimulus. That doesn’t necessarily mean the funding will be by stimulus, but all of these things have tentacles and there are implications from stimulus.
Randy Baron — SM Investors — Analyst
Do you think by the third quarter we’ll see some of the optimism realized? I keep hearing you saying we’re optimistic, we’re going to get stimulus. When do you think we’re actually going to see a real impact, if it does come?
Ron Klausner — Voyager Expanded Learning — President
Well, I think we’re going to see some of it in this quarter, but I think we’re going to see the bulk of it in third quarter to October. As these plans become more specific and more clear starting at the state level. Starting with the superintendents, if you take away the sun belt state, which obviously have a major hurt right now as you probably read what happened with the California elections the other night, if you take those states out of the mix I think a lot of superintendents have started to formulate some plans of what they want to do if it is reform or if it is something else. Once these guidelines become more clear and once their budget situation becomes more clear for the coming fiscal year, I think we’re going to start to see some spending occur. It’s not only these three deals. As I said in the comments, there’s 50 to 60 accounts that we have very detailed plans, virtually all of them we’ve had high level conversations. Doesn’t mean they’re all going to turn into success, but we think some of them will.

Randy Baron — SM Investors — Analyst
Great. Well, good luck to you. Thank you, guys.
Ron Klausner — Voyager Expanded Learning — President
Thank you.
Operator
Next question comes from Chris Paryse with Fox Hill Capital.
Neil Weiner — Analyst
Hey, guys, this is Neil.
Ron Klausner — Voyager Expanded Learning — President
Hello Neil.
Neil Weiner — Analyst
I have a couple of more strategy questions, Ron. Any idea of what the impact — I know it’s very early on the California proposition that was defeated in California on what that’s going to do the remaining of the year?
Ron Klausner — Voyager Expanded Learning — President
No, I would be making up stuff. I think that the superintendents don’t understand the implications and I think it would be quite premature for us to guess what may or may not happen. We have seen already announcements by a number of districts where they’re talking about more reductions-in-force. Very, very foggy situation out there.
Neil Weiner — Analyst
Okay. And the second question has more to do strategy. Given the — your prepared comments on middle school reading, is there anything that we could do from a technology or Web-based product whether with Journeys or Passport for that adolescent group?
Ron Klausner — Voyager Expanded Learning — President
Absolutely, great question. And the answer is, we are. So again, let’s dissect the problem that middle school children have in great numbers in these countries — in this country. Well, even kids that are on track in third grade in reading, they need to continue to acquire certain skills relative to reading; specifically around vocabulary acquisition and comprehensive strategies. So what we’re doing is we’re coming forward with a new Web-based capability that we will release June 30th, give or take, and that Web-based capability will be primarily focused on vocabulary acquisition.
It will compliment what the teacher is doing in the classroom with Journey’s instruction. So we will focus on academic vocabulary because these are kinds of words that kids don’t speak in normal conversation, poor kids who are struggling or even affluent kids. ELL Vocabulary. So vocabulary for ELL, English Language Learners. For strugglers. We will come out with what we think is a state-of-the-art capability to get kids motivated and engaged and more importantly than that, to get them up a trajectory where they’re acquiring some vocabulary that is absolutely essential across all content areas. First we will do it in ninth grade and then we roll it out to grades six, seven and eight to address, in part, some of the problems that adolescents face.

Neil Weiner — Analyst
Thanks. I guess a follow up to that, will it be—will individual teachers be able to buy that on an individual basis and/or parents just like RAZ or Ticket to Read?
Ron Klausner — Voyager Expanded Learning — President
Eventually the answer is probably yes, but as I think you know, Neil, our strategy when it comes to capability, we start off with a soft launch because we try to get learnings. We see how the market reacts, what we need to improve. When it comes to Web-based capabilities the beauty is we can make changes quickly and efficiently. And then several months down the road the expectation is we will do just what we’ve done in the other Web-based capabilities and try to seed the market, as well as generate some online money, which would include consumers or parents, would include teachers, as well. But that will not be in the initial release.
Neil Weiner — Analyst
Okay, thanks, good luck with the release.
Ron Klausner — Voyager Expanded Learning — President
Thank you, Neil.
Operator
(Operator Instructions).
Operator
There are no questions at this time.
Brad Almond — Voyager Learning Company — CFO
Great. Operator, we’ll take it from here. Thank you very much for your attendance on today’s call. We look forward to providing you with an update after the Q2 call. Again, thank you very much.
Operator
This concludes today’s Voyager Learning Company first quarter earnings conference call. You may now disconnect.

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